Independent Registered Public Accountants


The Board of Directors and Shareholders
The Nevis Fund, Inc.:

We consent to the use of our report dated July 27, 2004, incorporated herein by reference, with respect to the financial statements of The Nevis Fund, Inc. (the "Fund"), as of May 31, 2004, and to the references to our firm under the headings "Nevis Fund Financial Highlights" in the Form N-14 filing dated November 23, 2005.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 22, 2005